Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces First Quarter 2022 Results

–Double-Digit Increases in Revenues and Adjusted EBITDA, Led by Construction Products and Engineered Structures
–Results Ahead of Expectation on Utility Structures Performance and Solid Execution from Cyclical Businesses Despite Headwinds
–Divestiture of Storage Tanks Business Advances Portfolio Simplification

DALLAS, Texas - ARCOSA, Inc. - April 28, 2022:
Arcosa, Inc. (NYSE: ACA) (“Arcosa,” the “Company,” “We,” or “Our”), a provider of infrastructure-related products and solutions, today announced results for the first quarter ended March 31, 2022.

First Quarter Highlights (All comparisons are versus the prior year quarter unless noted otherwise)
•Revenues of $535.8 million, up 22%
•Net income of $20.2 million and Adjusted Net Income of $20.9 million
•Diluted EPS of $0.41, up 28%, and Adjusted Diluted EPS of $0.42, up 20%
•Adjusted EBITDA of $73.4 million, up 30%
•Operating cash flow of $24.5 million and Free Cash Flow of $(1.4) million

On April 26, 2022, the Company announced it entered into a definitive agreement to sell its storage tanks business to Black Diamond Capital Management, LLC for $275 million in cash. The transaction is expected to close in the second half of 2022 and is subject to customary closing conditions, including regulatory approvals in the U.S. and Mexico.

“Arcosa’s first quarter results exceeded our expectations, with Adjusted EBITDA growth of 30% outpacing revenue growth,” said Antonio Carrillo, President and Chief Executive Officer. “I am very pleased with our strong start to the year, as our portfolio of businesses generated solid performance in a challenging environment.

“In addition, we significantly advanced our long-term vision to reduce the complexity of Arcosa’s overall portfolio with the agreement to sell our storage tanks business. We intend to invest the proceeds into our key growth businesses. The divestiture aligns with our focused strategy to shift our business mix towards less cyclical, higher-margin growth opportunities that leverage our core strengths and drive long-term shareholder value creation.”

Carrillo continued, “Led by contributions from recent acquisitions and supported by organic growth, Construction Products performed well during the quarter, delivering a 26% increase in Adjusted Segment EBITDA. Construction activity remained healthy, and we experienced another quarter of broad pricing gains across our portfolio. Favorable market conditions and improved efficiencies in our utility structures business, coupled with solid execution in our cyclical businesses, elevated our first quarter performance.

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“We are focused on closely managing inflationary pressures, proactively raising prices and carefully monitoring raw material costs. Global steel prices remain elevated, recouping declines observed earlier in the first quarter ahead of the escalating conflict in Ukraine. As a result, the market expectation is for steel prices to remain high through at least the remainder of 2022.

“Benefiting from our ability to secure competitive steel pricing, we received $105 million of orders in our barge business during the first quarter, representing the highest quarterly level of orders in two years. The profitability of these orders remains low, but they reflect the significant pent-up replacement demand for hopper barges and fill our planned capacity for 2022, while helping to leverage our fixed costs. In addition, the new orders provide critical production continuity into 2023, positioning us to remain flexible and participate in the anticipated recovery.”

Carrillo concluded, “We ended the quarter with ample liquidity and improved our Free Cash Flow compared to last year.”

2022 Outlook and Guidance

The Company made the following adjustments to its full year guidance:

•Tightened its full year 2022 Adjusted EBITDA guidance range to $290 million to $305 million, from its prior guidance range of $280 million to $305 million.
•Expects to update its full year 2022 guidance for the sale of its storage tanks business at the close of the transaction.

Commenting on the outlook, Carrillo noted, “Our first quarter performance strengthens our ability to achieve our full year 2022 guidance, and we are therefore raising the mid-point of our Adjusted EBITDA range. Fundamentals for our key growth businesses, Construction Products and Engineered Structures, remain favorable and we are managing our cyclical businesses well, with first quarter performance exceeding our expectations. We look forward to closing the sale of our storage tanks business later this year and are actively working on our pipeline of investment opportunities to redeploy the proceeds in a timely manner.”

First Quarter 2022 Results and Commentary

Construction Products

•Revenues increased 38% to $211.5 million primarily driven by recent acquisitions, along with higher volumes and pricing in our recycled aggregates and specialty materials businesses as well as increased volumes and higher steel prices in our shoring products business.
•Revenues in our legacy natural aggregates business were up slightly as strong pricing gains were partially offset by anticipated volume declines in Central Texas as certain larger projects rolled off.
•Adjusted Segment EBITDA increased 26% to $41.3 million, representing a 19.5% margin compared to 21.5% in the prior year.
•The decrease in margin primarily reflected the addition of StonePoint Materials, with margins below the segment average and operations more exposed to seasonal winter weather in the first quarter.

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Engineered Structures

•Revenues increased 21% year-over-year to $250.5 million driven by higher pricing across all product lines, which more than offset lower volumes in wind towers.
•Adjusted Segment EBITDA increased 38% to $36.3 million, representing a 14.5% margin compared to a 12.8% margin a year ago.
•The increase in Adjusted Segment EBITDA was primarily driven by higher pricing in our utility structures and storage tanks businesses as well as improved margins in our utility structures business resulting from a favorable product mix and increased efficiencies.
•Order activity for utility, telecom, and traffic structures continued to be healthy during the quarter, with a book-to-bill above 1.0, driven by grid hardening and reliability initiatives, the 5G build-out, and road infrastructure investment.
•The combined backlog for utility, wind, and related structures at the end of the first quarter was $421.0 million compared to $437.5 million at the end of the fourth quarter of 2021.

Transportation Products

•Revenues were $73.8 million, down 8% year-over-year. Barge revenues decreased 19% driven by lower tank barge deliveries, partially offset by a slight increase in hopper barge deliveries. Conversely, steel components revenues increased 20% primarily due to higher volumes to support improving demand in the North American railcar market.
•Adjusted Segment EBITDA decreased 24% year-over-year to $6.6 million, representing an 8.9% margin compared to a 10.8% margin a year ago. Segment margins declined due to overall lower volumes.
•During the quarter, we received orders of approximately $105 million in our barge business, primarily for hopper barges. These orders fill our planned capacity for 2022 and extend our backlog into 2023.
•Backlog at the end of the quarter was $150.6 million compared to $92.7 million at the end of the fourth quarter of 2021. We expect to deliver 72% of our current backlog in 2022 with the remainder scheduled to deliver in 2023.

Corporate and Other Financial Notes

•Excluding acquisition and divestiture-related costs, corporate expenses were $12.1 million in the first quarter, slightly lower than the prior year.
•Acquisition and divestiture-related costs, which have been excluded from Adjusted EBITDA for both periods, were $0.9 million in the first quarter compared to $1.7 million in the prior year.
•The effective tax rate for the quarter was 24.1% compared to 21.7% in the prior year. The increase in the tax rate was primarily due to increased state and foreign taxes.

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Cash Flow and Liquidity

•Operating cash flow was $24.5 million up from $0.4 million in the prior year.
•Working capital was a use of cash of $38.1 million for the quarter, driven by increased volumes and higher steel prices, and improved from prior year's $46.7 million use of cash.
•Capital expenditures were $25.9 million resulting in Free Cash Flow of $(1.4) million for the first quarter, up from $(19.5) million in the prior year.
•We ended the quarter with total liquidity of $435.1 million, including $88.6 million of cash, and net debt to Adjusted EBITDA was 2.0X for the trailing twelve months.

Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on April 29, 2022 to discuss 2022 first quarter results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at https://ir.arcosa.com. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at https://ir.arcosa.com. The audio conference call number is 800-459-5343 for domestic callers and 203-518-9553 for international callers. The conference ID is ARCOSA and the passcode is 389417. An audio playback will be available through 11:59 p.m. Eastern Time on May 13, 2022, by dialing 800-925-9627 for domestic callers and 402-220-5390 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at https://ir.arcosa.com/news-events/events-presentations.

About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: the Construction Products segment, the Engineered Structures segment, and the Transportation Products segment. For more information, visit www.arcosa.com.

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Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the impact of the COVID-19 pandemic on Arcosa’s customer demand for Arcosa’s products and services, Arcosa’s supply chain, Arcosa’s employees’ ability to work because of COVID-19 related illness, the health and safety of our employees, the effect of governmental regulations imposed in response to the COVID-19 pandemic; assumptions, risks and uncertainties regarding achievement of the expected benefits of Arcosa’s spin-off from Trinity; tax treatment of the spin-off; failure to successfully integrate acquisitions or divest any business, or failure to achieve the expected benefits of acquisitions or divestitures; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; the impact of inflation and costs of materials; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see "Risk Factors" and the "Forward-Looking Statements" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Arcosa's Form 10-K for the year-ended December 31, 2021 and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INVESTOR CONTACTS

Gail M. Peck	Erin Drabek	David Gold
Chief Financial Officer	Director of Investor Relations	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

MEDIA CONTACT

Media@arcosa.com

TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Revenues	$535.8	$440.4
Operating costs:
Cost of revenues	438.5	361.1
Selling, general, and administrative expenses	62.6	56.4
	501.1	417.5
Operating profit	34.7	22.9

Interest expense	7.2	2.1
Other, net (income) expense	0.9	0.5
	8.1	2.6
Income before income taxes	26.6	20.3
Provision for income taxes	6.4	4.4
Net income	$20.2	$15.9

Net income per common share:
Basic	$0.42	$0.33
Diluted	$0.41	$0.32
Weighted average number of shares outstanding:
Basic	48.2	48.0
Diluted	48.8	48.8

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended March 31,
Revenues:	2022	2021
Aggregates and specialty materials	$187.9	$135.3
Construction site support	23.6	17.9
Construction Products	211.5	153.2

Utility, wind, and related structures	190.6	164.0
Storage tanks	59.9	43.0
Engineered Structures	250.5	207.0

Inland barges	47.0	57.9
Steel components	26.8	22.3
Transportation Products	73.8	80.2

Consolidated Total	$535.8	$440.4

	Three Months Ended March 31,
Operating profit (loss):	2022	2021
Construction Products	$16.7	$15.8
Engineered Structures	28.3	17.5
Transportation Products	2.7	4.1
Segment Totals before Corporate Expenses	47.7	37.4
Corporate	(13.0)	(14.5)
Consolidated Total	$34.7	$22.9

Backlog:	March 31, 2022	March 31, 2021
Engineered Structures:
Utility, wind, and related structures	$421.0	$379.5
Storage tanks	$20.9	$30.7
Transportation Products:
Inland barges	$150.6	$133.2

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$88.6	$72.9
Receivables, net of allowance	373.7	310.8
Inventories	342.8	324.5
Other	36.5	59.7
Total current assets	841.6	767.9

Property, plant, and equipment, net	1,196.4	1,201.9
Goodwill	938.6	934.9
Intangibles, net	215.9	220.3
Deferred income taxes	12.6	13.2
Other assets	51.7	49.9
	$3,256.8	$3,188.1
Current liabilities:
Accounts payable	$228.7	$184.7
Accrued liabilities	140.4	145.9
Advance billings	20.4	18.6
Current portion of long-term debt	14.2	14.8
Total current liabilities	403.7	364.0

Debt	666.4	664.7
Deferred income taxes	137.5	134.0
Other liabilities	71.6	72.1
	1,279.2	1,234.8
Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,697.1	1,692.6
Retained earnings	297.3	279.5
Accumulated other comprehensive loss	(17.1)	(19.3)
Treasury stock	(0.2)	—
	1,977.6	1,953.3
	$3,256.8	$3,188.1

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Arcosa, Inc.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Operating activities:
Net income	$20.2	$15.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	37.8	31.4
Stock-based compensation expense	4.4	4.7
Provision for deferred income taxes	5.1	1.3
Gains on disposition of property and other assets	(1.2)	(5.9)
(Increase) decrease in other assets	(1.2)	1.5
Increase (decrease) in other liabilities	(3.0)	(4.0)
Other	0.5	2.2
Changes in current assets and liabilities:
(Increase) decrease in receivables	(69.3)	(31.9)
(Increase) decrease in inventories	(18.2)	(14.7)
(Increase) decrease in other current assets	2.7	(5.4)
Increase (decrease) in accounts payable	44.0	31.6
Increase (decrease) in advance billings	1.8	(16.1)
Increase (decrease) in accrued liabilities	0.9	(10.2)
Net cash provided by operating activities	24.5	0.4
Investing activities:
Proceeds from disposition of property and other assets	20.6	9.5
Capital expenditures	(25.9)	(19.9)
Net cash required by investing activities	(5.3)	(10.4)
Financing activities:
Payments to retire debt	(1.0)	(1.4)
Dividends paid to common stockholders	(2.4)	(2.4)
Purchase of shares to satisfy employee tax on vested stock	(0.1)	(0.1)
Net cash required by financing activities	(3.5)	(3.9)
Net increase (decrease) in cash and cash equivalents	15.7	(13.9)
Cash and cash equivalents at beginning of period	72.9	95.8
Cash and cash equivalents at end of period	$88.6	$81.9

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Arcosa, Inc.
Reconciliation of Adjusted EBITDA
($ in millions)
(unaudited)

“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define EBITDA or Adjusted EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including net income. We use Adjusted EBITDA to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, as a measure within our lending arrangements, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry, we believe Adjusted EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended March 31,		Full Year 2022 Guidance
	2022	2021	Low	High
Revenues	$535.8	$440.4	$2,100.0	$2,200.0

Net income	20.2	15.9	75.0	83.0
Add:
Interest expense, net	7.1	2.1	31.0	31.0
Provision for income taxes	6.4	4.4	21.5	22.5
Depreciation, depletion, and amortization expense(1)	37.8	31.4	155.0	160.0
EBITDA	71.5	53.8	282.5	296.5
Add:
Impact of acquisition and divestiture-related expenses(2)	0.9	2.2	7.5	8.5
Other, net (income) expense(3)	1.0	0.5	—	—
Adjusted EBITDA	$73.4	$56.5	$290.0	$305.0
Adjusted EBITDA Margin	13.7%	12.8%	13.8%	13.9%

(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.
(3) Included in Other, net (income) expense was the impact of foreign currency exchange transactions of $1.0 million and $0.6 million for the three months ended March 31, 2022 and 2021, respectively.

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Arcosa, Inc.
Reconciliation of Adjusted Net Income
($ in millions)
(unaudited)

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended March 31,
	2022	2021
Net Income	$20.2	$15.9
Impact of acquisition and divestiture-related expenses, net of tax(1)	0.7	1.7
Adjusted Net Income	$20.9	$17.6

(1) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)
“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. “Adjusted Segment EBITDA” is defined as Segment EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define Segment EBITDA or Adjusted Segment EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including segment operating profit. We use Adjusted Segment EBITDA to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry we believe Adjusted Segment EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items, which can vary significantly depending on many factors. "Adjusted Segment EBITDA Margin" is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended March 31,
	2022	2021
Construction Products
Revenues	$211.5	$153.2

Operating Profit	16.7	15.8
Add: Depreciation, depletion, and amortization expense(1)	24.6	17.1
Segment EBITDA	41.3	32.9
Adjusted Segment EBITDA	$41.3	$32.9
Adjusted Segment EBITDA Margin	19.5%	21.5%

Engineered Structures
Revenues	$250.5	$207.0

Operating Profit	28.3	17.5
Add: Depreciation and amortization expense(1)	8.0	8.4
Segment EBITDA	36.3	25.9
Add: Impact of acquisition and divestiture-related expenses(2)	—	0.5
Adjusted Segment EBITDA	$36.3	$26.4
Adjusted Segment EBITDA Margin	14.5%	12.8%

Transportation Products
Revenues	$73.8	$80.2

Operating Profit	2.7	4.1
Add: Depreciation and amortization expense(1)	3.9	4.6
Segment EBITDA	6.6	8.7
Adjusted Segment EBITDA	$6.6	$8.7
Adjusted Segment EBITDA Margin	8.9%	10.8%

Operating Loss - Corporate	$(13.0)	$(14.5)
Add: Impact of acquisition and divestiture-related expenses - Corporate(2)	0.9	1.7
Add: Corporate depreciation expense	1.3	1.3
Adjusted EBITDA	$73.4	$56.5
(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted Diluted EPS and Free Cash Flow
(unaudited)

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended March 31,
	2022	2021
	(in dollars per share)
Diluted EPS	$0.41	$0.32
Impact of acquisition and divestiture-related expenses	0.01	0.03
Adjusted Diluted EPS	$0.42	$0.35

GAAP does not define “Free Cash Flow” and it should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. We define Free Cash Flow as cash provided by operating activities less capital expenditures. The Company also uses "Free Cash Flow Conversion", which we define as Free Cash Flow divided by net income. We use these metrics to assess the liquidity of our consolidated business. We present these metrics for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	Three Months Ended March 31,
	2022	2021
	(in millions)
Cash Provided by Operating Activities	$24.5	$0.4
Capital expenditures	(25.9)	(19.9)
Free Cash Flow	$(1.4)	$(19.5)

Net income	$20.2	$15.9
Free Cash Flow Conversion	(7)%	(123)%

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Arcosa, Inc.
Reconciliation of Net Debt to Adjusted EBITDA
(unaudited)

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. The Company uses Net Debt, which it defines as total debt minus cash and cash equivalents to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. The Company also uses "Net Debt to Adjusted EBITDA", which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months as a metric of its current leverage position. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

March 31, 2022
(in millions)
Total debt excluding debt issuance costs	$686.6
Cash and cash equivalents	88.6
Net Debt	$598.0

Adjusted EBITDA (trailing twelve months) (1)	$304.9
Net Debt to Adjusted EBITDA	2.0

(1) Adjusted EBITDA includes a 4 month pro forma adjustment of $4.7 million based on previously disclosed Adjusted EBITDA for Southwest Rock of $14.0 million for the twelve months ended May 31, 2021.

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Arcosa, Inc.
Reconciliation of Adjusted EBITDA for Cyclical and Growth Businesses
(in millions)
(unaudited)

We have included the following table to assist investors in understanding the different market dynamics impacting our various businesses and their overall impact on the Company's consolidated Adjusted EBITDA.

	Year Ended December 31,				Full Year 2022 Guidance
	2018	2019	2020	2021	Low	High

Consolidated Adjusted EBITDA(1)	$186.5	$240.7	$283.7	$283.3	$290.0	$305.0
Add: Corporate Adjusted EBITDA(1)	32.0	43.7	48.2	45.4	50.0	50.0
Adjusted EBITDA, excluding corporate	218.5	284.4	331.9	328.7	340.0	355.0

Wind towers business:
Operating Profit	56.7	55.5	41.8	19.9
Add: Depreciation and amortization expense	8.4	7.9	7.8	7.3
Wind towers EBITDA	65.1	63.4	49.6	27.2
Wind towers Adjusted EBITDA	65.1	63.4	49.6	27.2	7.0	9.0

Transportation Products Adjusted Segment EBITDA(1)	63.9	63.7	77.6	24.2	13.0	16.0
Cyclical businesses Adjusted EBITDA(2)	129.0	127.1	127.2	51.4	20.0	25.0

Growth businesses Adjusted EBITDA(3)	$89.5	$157.3	$204.7	$277.3	$320.0	$330.0

(1) See Reconciliation of Adjusted Segment EBITDA table.
(2) Our cyclical businesses include our wind towers business, included in the Engineered Structures segment, and our Transportation Products segment, which includes our barge and steel components businesses.
(3) Our growth businesses include our Construction Products segment and our Engineered Structures segment, excluding the wind towers business.

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